FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES, INC. REPORTS 1st QUARTER 2006 EARNINGS

EPS DOUBLES ON 26% PRODUCTION INCREASE

Williston, ND, May 15, 2006 – GeoResources, Inc. (Nasdaq: GEOI) today reported first quarter 2006 net income of $527,688 or $0.14 per share on revenue of $2,172,523 compared to a 2005 first quarter net income of $273,355 or $0.07 per share on revenue of $1,855,185. Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the quarter was $811,394, a 57% increase from the same quarter of the prior year. 1

Oil and gas revenue during the first quarter was $1,646,149 generating gross profit of $1,018,633 versus revenue of $1,158,448 and gross profit of $721,664 for the same period in 2005.  The improved results are attributable to a 26% increase in production and a 14% increase in the average oil and natural gas sales prices.  GeoResources sold 33,500 barrels of oil equivalent (BOE) or 372 BOE per day during the first quarter 2006 compared to 26,519 BOE or 295 BOE per day in the first quarter 2005.  The revenue and BOE increase was attributed to workovers performed in 2005 and new production from the Company’s 100% working interest in the Anderson 41-25 #3 well that began production in mid-January, 2006.

The Company reports that more workovers and remedial projects are in progress primarily targeted at returning shut-in wells to production.  The largest project is returning nine small shut-in gas wells (9 gross, 9 net) in our Hammond Gas Field, Carter County, Montana to production on our 100% owned gathering and compression system during 2006.

GeoResources’ drilling subsidiary, Western Star Drilling Company, reported that drilling revenue during the first quarter was $518,246 generating gross profit of $43,911 for the first quarter of 2006 versus revenue of  $203,753 and a loss of $86,153 for the same quarter in 2005.  WSDC’s operations consisted of 46 operating days drilling three wells for other operators.  Currently we have contracts for four wells, two for another operator and two for GeoResources.

Company President J. P. Vickers said, “We are very pleased to report an increase in production as a result of our successful work performed in 2005.   We expect the recompletion work we are currently undertaking to add more gas production to our mix and these relatively low cost projects should payout quickly given to current price of natural gas.  If commodity prices remain strong, our first quarter results should be the beginning of a very good year for GeoResources.”

As a result of a fire in the Company’s leonardite processing plant in the second quarter of 2005, production of finished leonardite products was suspended.  Although insurance proceeds are available to rebuild the plant, the Company has not yet determined how it will do so, and sales have been of only a relatively small amount of leonardite mined since the fire.  As a result, Leonardite revenue decreased 98% to $8,000 in the first quarter 2006 compared to $493,000 in the same period in 2005, resulting in a decrease in gross profit from leonardite operations of $57,000 for the first quarter of 2005 to a gross loss of $90,000 in the first quarter of 2006.

1) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating us.  Our measure of EBITDA may not be the same as similar measures described by other companies.  EBITDA is calculated as follows:

	Quarter Ended

	March 31, 2006	March 31, 2005

Net Income	$ 527,688	$ 273,355
Add back:
Interest expense	12,945	24,247
Income tax	55,000	31,000
Depreciation and amortization	215,761	189,092
EBITDA	$ 811,394	$ 517,694

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2005, for meaningful cautionary language disclosure.

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CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and equivalents	$ 1,525,598	$ 1,669,882
Trade receivables, net	1,024,909	1,109,202
Inventories	270,058	236,081
Prepaid expenses	163,532	38,738
Total current assets	2,984,097	3,053,903
PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, using the
full cost method of accounting:
Properties being amortized	28,251,086	27,842,549
Properties not subject to amortization	149,511	202,257
Drilling rig and equipment	1,634,437	1,607,094
Leonardite plant and equipment	882,092	854,789
Other	797,945	790,100
	31,715,071	31,296,789
Less accumulated depreciation, depletion
amortization and impairment	(19,878,836)	(19,650,972)
Net property, plant and equipment	11,836,235	11,645,817
TOTAL ASSETS	$ 14,820,332	$ 14,699,720

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,001,678	$ 1,152,532
Accrued expenses	224,741	293,505
Income taxes payable	82,000	64,000
Current portions of capital lease obligations	41,549	41,549
Current maturities of long-term debt	446,947	523,941
Total current liabilities	1,796,915	2,075,527
CAPITAL LEASE OBLIGATIONS, less current portions	3,152	13,298
LONG-TERM DEBT, less current maturities	--	177,638
ASSET RETIREMENT OBLIGATION	2,352,390	2,324,690
DEFERRED INCOME TAXES	780,000	753,000
Total liabilities	4,932,457	5,344,153
STOCKHOLDERS' EQUITY:
Common stock, par value $.01 per share;
authorized 10,000,000 shares;
issued and outstanding, 3,767,269
and 3,765,269 shares, respectively	37,673	37,653
Additional paid-in capital	396,481	391,881
Retained earnings	9,453,721	8,926,033
Total stockholders' equity	9,887,875	9,355,567
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 14,820,332	$ 14,699,720

GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,

	2006	2005
OPERATING REVENUES:
Oil and gas sales	$ 1,646,149	$ 1,158,448
Leonardite sales	8,128	492,984
Drilling revenue	518,246	203,753

	2,172,523	1,855,185

OPERATING COSTS AND EXPENSES:
Oil and gas production	627,516	436,784
Leonardite operations	98,188	435,975
Drilling costs	474,335	289,906
Depreciation and depletion	215,761	189,092
Selling, general and administrative	170,801	178,244

	1,586,601	1,530,001

Operating income	585,922	325,184

OTHER INCOME (EXPENSE):
Interest expense	(12,945)	(24,247)
Interest income	4,321	1,143
Other income, net	5,390	2,275

	(3,234)	(20,829)

Income before income taxes	582,688	304,355

Income tax expense	(55,000)	(31,000)

Net income	$ 527,688	$ 273,355

EARNINGS PER SHARE:

Net income, basic and diluted	$ .14	$ .07